Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

American Express Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	2.250% Notes due 2025	Rule 457(r)	-	-	$1,750,000,000	$92.70 per million	$162,225
Fees to Be Paid	Debt	Floating Rate Notes due 2025	Rule 457(r)	-	-	$500,000,000	$92.70 per million	$46,350
Fees to Be Paid	Debt	2.550% Notes due 2027	Rule 457(r)	-	-	$1,750,000,000	$92.70 per million	$162,225

TOTAL	-	-	-	-	-	$4,000,000,000	-	$370,800

(1)        Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $4,000,000,000.